Filed Pursuant to Rule 424(b)(7)

Registration Statement No. 333-130480

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common stock, par value $0.01 per share	7,246,375	$16.90	$122,463,738	$4,813

(1)	Represents the maximum number of shares of the Registrant’s common stock that the Registrant expects could be issuable upon exchange of the 4.60% Exchangeable Senior Notes due 2027 of Sunstone Hotel Partnership, LLC (the “Notes”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time upon exchange of the Notes as a result of stock splits, stock dividends or similar transactions. No additional consideration will be received for such common stock, and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)	The price is estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee and is $16.90, the average of the high and low prices of Sunstone Hotel Investors, Inc.’s common stock as reported by the New York Stock Exchange on January 9, 2008.

(3)	Calculated in accordance with Rule 456(b) and 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT

(To prospectus dated December 19, 2005)

7,246,375 SHARES

Sunstone Hotel Investors, Inc.

Common Stock

Our operating partnership, Sunstone Hotel Partnership, LLC, which we refer to as the Operating Partnership, issued and sold $250,000,000 aggregate principal amount of its 4.60% Exchangeable Senior Notes due 2027, or the notes, in private transactions exempt from registration under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the notes. In such circumstances, the recipients of such shares of common stock, whom we refer to as the selling stockholders, may use this prospectus supplement to resell from time to time the shares of common stock that we may issue to them upon the exchange of the notes. Additional selling stockholders may be named by future prospectus supplements, post-effective amendments or in filings we make with the Securities and Exchange Commission, or the SEC, under the Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference in this prospectus supplement.

The registration of the shares of common stock covered by this prospectus supplement does not necessarily mean that any of the selling stockholders will exchange their notes for shares of our common stock or that any shares of common stock received upon exchange of the notes will be sold by the selling stockholders. Pursuant to the terms of the notes, upon an exchange of the notes, we will deliver, at our option, either cash, shares of our common stock or a combination of cash and shares of our common stock.

We will receive no proceeds from any issuance of shares of our common stock to the selling stockholders or from any sale of such shares of common stock by the selling stockholders, but we have agreed to pay certain registration expenses relating to such common stock. The selling stockholders from time to time may offer and sell the shares of common stock held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus supplement.

Our common stock currently trades on the New York Stock Exchange, or NYSE, under the symbol “SHO.” On January 10, 2008, the last reported sale price of our common stock was $17.80 per share. Shares of our common stock are subject to ownership and transfer limitations that must be applied to maintain our status as a real estate investment trust, or REIT.

See “ Risk Factors” on page S-3 of this prospectus supplement to obtain information about where to read certain factors you should consider before buying shares of our common stock.

Neither the SEC nor any other state or federal regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 11, 2008

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate as of any date other than the date on the front of the respective document.

We refer in this prospectus supplement to the 7,246,375 shares to which this prospectus supplement relates as the “resale shares.”

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement and the attached prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the attached prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained, or incorporated by reference, in this prospectus supplement or in the attached prospectus.

We incorporate by reference into this prospectus supplement and the attached prospectus the documents or information referred to in the attached prospectus under the heading “Incorporation of Certain Information by Reference.” We also incorporate by reference filings we made with the SEC after the filings referred to in the attached prospectus under the heading “Incorporation of Certain Information by Reference” but before the date that the offering of the securities by means of this prospectus supplement is terminated.

The documents incorporated by reference in this prospectus supplement and the attached prospectus and, in particular, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and the information under the heading “Risk Factors” in the aforementioned Annual Report on Form 10-K, contain important information about us.

You should read “Incorporation of Certain Information by Reference” in the attached prospectus for information about how to obtain the documents incorporated by reference.

SPECIAL NOTE ABOUT FORWARD LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements within the meaning of federal securities laws and regulations, including references to forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Forward-looking statements in this prospectus supplement are subject to various risks and uncertainties concerning specific factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and other SEC filings. The forward-looking statements contained in this prospectus supplement represent management’s best judgment as of the date of this prospectus supplement based on information currently available. We do not intend to update this information, and we disclaim any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

THE OFFERING

This prospectus supplement relates to the offering for resale from time to time of up to 7,246,375 shares of common stock by the selling stockholders identified under the heading “Selling Stockholders.”

Offering price	The selling stockholders may offer to sell from time to time the resale shares at prices determined at the time of sale by the selling stockholders or at prevailing market prices, or by other methods. See “Plan of Distribution” in this prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale by the selling stockholders of the resale shares described in this prospectus supplement.

Distribution policy	To maintain our qualification as a REIT, we intend to make quarterly distributions to our stockholders of at least 90% of our REIT taxable income (which excludes net capital gains and does not necessarily equal net income as calculated in accordance with generally accepted accounting principles, or GAAP).

New York Stock Exchange symbol	SHO

Principal executive offices	Our principal executive offices are located at 903 Calle Amanecer, Suite 100, San Clemente, California 92673. Our telephone number is (949) 369-4000. Our website is located at www.sunstonehotels.com. Information on our website is not deemed to be a part of this prospectus supplement or the attached prospectus.

RISK FACTORS

See the information under the heading “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which information is incorporated by reference into this prospectus supplement, and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

USE OF PROCEEDS

We are filing this prospectus supplement to the attached prospectus pursuant to our contractual obligation to the holders of the notes named under the heading “Selling Stockholders.” We will not receive any of the proceeds from the sale of the resale shares from time to time by such selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares of the common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of the common stock covered by this prospectus supplement. These may include, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel and accountants, and blue sky fees and expenses.

SELLING STOCKHOLDERS

The notes were originally issued by the Operating Partnership and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the notes. In such circumstances, the recipients of shares of our common stock, whom we refer to as the selling stockholders, may use this prospectus supplement to resell from time to time the resale shares. Information about the selling stockholders is provided in the table below and information about additional selling stockholders may be provided in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference in this prospectus supplement.

Selling stockholders, including their transferees, pledgees or donees or other successors-in-interest, may from time to time offer and sell pursuant to this prospectus supplement and the accompanying prospectus any or all of the shares of our common stock which we may issue upon the exchange of the notes.

The following table sets forth information, as of January 8, 2008, with respect to the selling stockholders and the number of common shares that would become beneficially owned by each selling stockholder should we issue shares of common stock to such selling stockholder which may be offered pursuant to this prospectus supplement upon the exchange of the notes to such selling stockholder. The information in the table is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of the shares of common stock which we may issue upon the exchange of the notes. In addition, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The number of shares of our common stock issuable upon the exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling stockholder at the initial exchange rate of 28.9855 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share, even though, pursuant to the terms of the notes, upon exchange of the notes, we will deliver, at our option, either cash, shares of our common stock or a combination of cash and shares of our common stock. The exchange rate is subject to adjustment in certain events. Accordingly, the number of shares of our common stock issued upon the exchange of the notes may increase or decrease from time to time. The number of shares of our common stock owned by the selling stockholders or any future transferee from any such holder assumes that they do not beneficially own any shares of our common stock other than the shares of our common stock that we may issue to them upon the exchange of the notes.

Based upon information provided by the selling stockholders, none of the selling stockholders nor any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years, other than Bear Stearns & Co. Inc. and its affiliates, with which we have an existing banking relationship.

To the extent any of the selling stockholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act.

SHARES OF COMMON STOCK REGISTERED FOR RESALE

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered Hereby(3)	Number of Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)		Number	Percent(4)
Akanthos Arbitrage Master Fund, L.P.	1,205,565	2.0%	869,565	336,000	*
Bayerische Hypo-und Vereinsbank AG	492,754	*	492,754	0	*
Bear Stearns & Co. Inc.	84,058	*	84,058	0	*
D.E. Shaw Valence Portfolios, L.L.C.	637,681	1.1%	637,681	0	*
GLG Market Neutral Fund	289,855	*	289,855	0	*
JMG Triton Offshore Fund, Ltd.	115,942	*	115,942	0	*

	Number of Shares Beneficially Owned Prior to Offering		Number of Shares Offered Hereby(3)	Number of Shares Beneficially Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)		Number	Percent(4)
Linden Capital LP	797,101	1.3%	797,101	0	*
Polygon Global Opportunities Master Fund	333,333	*	333,333	0	*
Vicis Capital Master Fund	173,913	*	173,913	0	*
Unnamed stockholders or any future transferees, pledges, donees or successors of or from any such unnamed stockholders(4)	—	—	3,452,174	—	—

*	Denotes less than 1%

(1)	This includes shares of our common stock issuable upon the exchange of the notes and shares held by the selling stockholders prior to exchange of any notes.

(2)	This is calculated based on Rule 13d-3(d)(i) under the Exchange Act, using 59,333,956 shares of our common stock outstanding on January 8, 2008. In calculating this amount, we treated as outstanding the number of shares of our common stock issuable upon exchange of the holder’s notes. However, we did not assume exchange of any other holder’s notes.

(3)	The number of shares in the column “Number of Shares Offered Hereby” represents all of the shares of common stock that the selling stockholder may offer under this prospectus supplement. The resale shares may be offered from time to time by the selling stockholder.

(4)	This is based on 59,333,956 shares of our common stock outstanding on January 8, 2008, and assumes that the selling stockholder sells all of the resale shares offered pursuant to this prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. Federal income tax consequences to stockholders of their ownership of shares of our common stock and supplements the discussion of U.S. Federal income tax consequences under the heading “U.S. Federal Income Tax Considerations” in the attached prospectus. The tax treatment of holders of depository shares is not described herein and will be described in the applicable prospectus supplement. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold shares of our common stock as a capital asset and does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not address all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the U.S. Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.

Sullivan & Cromwell LLP has reviewed this summary and is of the opinion that the material U.S. Federal income tax consequences to stockholders of their ownership of shares of our common stock are as summarized in this discussion. In providing its opinion, Sullivan & Cromwell LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP by us.

This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling shares of our common stock, including the U.S. Federal, state, local and foreign tax consequences of acquiring, owning and selling shares of our common stock in your particular circumstances, and potential changes in applicable laws.

Taxation as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the U.S. Internal Revenue Service, or the IRS, or any court.

Our qualification as a REIT will depend upon our continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Sullivan & Cromwell LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes some material aspects of the relevant sections of the Code.

As a REIT, we generally will not have to pay U.S. Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, generally will not be eligible for (a) the reduced tax rates applicable to dividends received by noncorporate stockholders or (b) the corporate dividends received deduction.

Moreover, we will have to pay U.S. Federal income or excise tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

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Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

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Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We and our subsidiaries intend to hold the interests in our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

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Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification as a REIT” and “—Income Tests,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% (90% for our taxable year ending December 31, 2004) of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

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Sixth, if we should fail to distribute during each calendar year at least the sum of (a) 85% of our real estate investment trust ordinary income for that year, (b) 95% of our real estate investment trust capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

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Seventh, if we acquire any asset from a C corporation in certain transactions in which we adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax. Because we acquired the assets held by certain C corporations in connection with our initial public offering, we will be subject to corporate income tax with respect to the current built-in gain in the assets previously held by such corporation if we sell any of the assets prior to October 2014.

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Eighth, if we receive non-arm’s length income from, or non-arm’s length deductions are incurred by, Sunstone Hotel TRS Lessee Inc., we will be subject to a 100% tax on the amount of our non-arm’s length income.

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Ninth, if we fail to satisfy a REIT asset test, as described below, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will generally be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

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Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or a violation of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•

that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year, and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we will also satisfy the condition described in the sixth bullet point of the second preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described in the attached prospectus under the heading “Description of Our Capital Stock—Restrictions on Ownership and Transfer.”

If a REIT is a partner in a partnership, U.S. Treasury Regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Sunstone Hotel Partnership, LLC, or the Operating Partnership, which is treated as a partnership for U.S. Federal income tax purposes, in or through which we conduct substantially all of our business, which partnership interests are our principal assets, will be treated as assets, liabilities and items of income of ours for purposes of applying the requirements described in this section. In addition, actions taken by the Operating Partnership can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. (See the fourth bullet point under “—Taxation as a REIT” for a discussion of prohibited transactions.) Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend to include the actions, income or assets of the Operating Partnership.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (a) to us if we do not pay the dividends received to our stockholders as dividends, or (b) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under “—Income Tests,” a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

As described below, income we receive from operating or managing hotels is not qualified income for either the 75% or 95% income tests described more fully below under “—Income Tests.” Accordingly, the entity through which we hold an interest in the hotels will lease the hotels to the TRS Lessee, and the TRS Lessee will engage independent third parties to operate the hotels.

A TRS is not permitted to directly or indirectly operate or manage a hotel, but a TRS can lease a hotel provided that the TRS meets the following conditions:

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First, the hotel must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we will not be permitted to have gambling or wagering activity on the premises of any of our hotels or to earn income from gambling or wagering activities.

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Second, the manager must be an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified lodging facilities for any person not related to the REIT or the TRS. For this purpose, an independent contractor means any person (a) that does not own (taking into account relevant attribution rules) more than 35% of the stock of the REIT, and (b) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of the REIT owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor. Accordingly, our TRS Lessee will not directly operate or manage the hotels. Rather, our TRS Lessee will enter into management contracts with hotel management companies which will operate and manage the hotels. To the best of our knowledge and belief, such hotel management companies are eligible independent contractors. The TRS Lessee is permitted to bear the expenses of the eligible independent contractor of operating the hotel pursuant to the management contract.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

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First, we must generally derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

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Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must generally be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest, gain from the sale or disposition of stock or securities or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales. Accordingly, the leases of our hotels to the TRS Lessee are based on the gross receipts of the TRS Lessee from the hotels.

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Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own a 10% or greater interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.” As described above, it is our business plan that most or all of our rental income will be from the leases to our TRS Lessee.

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Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives or receives no income or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property. In addition, as described more fully below, rent paid by a TRS to a REIT pursuant to a lease of a qualified lodging facility that is managed and operated by an eligible independent contractor can qualify as rents from real property.

The leases to the TRS Lessee provide for a base rent plus a fixed percentage of the gross revenue from operation of the hotel. Each such lease must be a true lease. If the leases to our TRS Lessee are not respected as true leases we could be disqualified as a REIT. While we intend that each lease will be respected as a true lease, the determination of whether a lease is a true lease is inherently a question of fact and circumstances and we cannot assure you that the IRS will not successfully assert that the leases to the TRS Lessee should not be respected as true leases.

Except as described above with respect to the TRS Lessee, we do not expect to derive significant rents from related party tenants. We also do not intend to derive rental income attributable to personal property.

We believe that the leases of the hotels to the TRS Lessee will conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, we cannot assure you that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property.” If such failures were in sufficient amounts, we may not be able to satisfy either or both of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction and credit among and between us and our TRS Lessee under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts.

While we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investments, neither we nor our TRS Lessee will directly or indirectly manage our hotels. Similarly, while our tenants may benefit from the services we will provide related to monitoring and, when appropriate, advising the eligible independent contractor regarding the management of the hotel for the purpose of maximizing the value of our investments, we do not believe that these activities will cause gross income attributable to the leases with our TRS Lessee to fail to be treated as rents from real property.

Other than as described in the preceding paragraph, we do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by U.S. Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with U.S. Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under “—Taxation as a REIT,” even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:

•

First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•

Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or total value of any one issuer’s outstanding securities, except in the case of a TRS as described above or certain “straight debt” instruments. For our taxable year beginning January 1, 2005, certain types of securities are disregarded as securities solely for purposes of determining whether we meet the 10% value test described above, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property, and any security issued by a REIT. Also, solely for the purposes of the 10% value test described above, the determination of our interest in the assets of any partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. As a consequence, if the IRS successfully challenges the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

Certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if (a) the value of our nonqualifying assets does not exceed the lesser of (i) 1% of the total value of our assets at the end of the applicable quarter and (ii) $10,000,000, and (b) we dispose of the nonqualifying assets within (i) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or such other time period and in the manner prescribed by U.S. Treasury Regulations or (ii) we otherwise satisfy these asset tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (a) the disposition of the nonqualifying assets to meet the asset test within (i) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or such other time period and in the manner prescribed by U.S. Treasury Regulations or (ii) we otherwise satisfy these asset tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered, (b) paying a tax equal to the greater of (i) $50,000 or (ii) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (c) disclosing certain information to the IRS.

Annual Distribution Requirement

We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (a) the sum of (i) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (ii) 90% of the net after-tax income, if any, from foreclosure property minus (b) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Tax Basis of Assets

The Operating Partnership has made an election under Section 754 of the Code. Accordingly, our proportionate share of the basis of the assets held by the Operating Partnership were “stepped up” to fair market value to the extent of the portion of our interest in the Operating Partnership that was purchased from Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC in connection with our initial public offering (as opposed to the portion that was purchased directly from the Operating Partnership in connection with the initial public offering of our common stock in 2004). Our remaining share of the Operating Partnership’s basis in its assets, however, was not adjusted in connection with the initial public offering and was generally less than the fair market value of the hotels as of the date of the initial public offering. Furthermore, we have used and intend to continue to use the “traditional” method for making allocations under Section 704(c) of the Code as opposed to the “curative” or “remedial” method for making such allocations. As a result, (a) our depreciation deductions with respect to our hotels will be less than the depreciation deductions that would have been available to us had our tax basis been equal to the fair market value of the hotels as of the date of the initial public offering and (b) we may recognize income upon a sale of an asset that is attributable to appreciation in the value of the asset that accrued prior to the date of the initial public offering.

Taxation of U.S. Stockholders

As used in this section, the term “U.S. stockholder” means a holder of common stock who, for U.S. Federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a domestic corporation;

•	an estate whose income is subject to U.S. Federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have authority to control all substantial decisions of the trust.

Taxation of dividends. As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) for our previous taxable year and less any taxes paid by us during our previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Noncorporate U.S. stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his common stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis (but not below zero) which the U.S. stockholder has in our common stock for tax purposes by the amount of the distribution. Distributions in excess of a U.S. stockholder’s adjusted basis in his common stock will be taxable as capital gains.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders holding common stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such stockholder’s undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their common stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Distributions made by us and gain arising from a U.S. stockholder’s sale or exchange of our common stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or exchange of common stock. When a U.S. stockholder sells or otherwise disposes of our common stock, the stockholder will recognize gain or loss for U.S. Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the common stock for tax purposes. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock for more than one year. Long-term capital gain of a noncorporate U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our common stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.

Backup withholding. We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with its correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entity described in the next paragraph and has not held its common stock as “debt financed property” within the meaning of the Code, and the common stock are not otherwise used in a trade or business, the dividend income from the common stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock as “debt financed property” within the meaning of the Code or has used the common stock in a trade or business.

Income from an investment in our common stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its holding of our common stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•

either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Taxation of Non-U.S. Stockholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts who own common stock that are not subject to U.S. Federal income tax on a net income basis, which we call “non-U.S. stockholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the common stock, including any reporting requirements.

Ordinary dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. Federal income tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, and in either case other applicable requirements are met.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock. Distributions of this kind will instead reduce the adjusted basis of the common stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital gain dividends. Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is regularly traded on an established securities market located in the U.S. and held by a non-U.S. holder who does not own more than 5% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by us, and such distributions will be taxed as described above in “—Ordinary dividends.”

Distributions which are not described in the preceding paragraph that are attributable to gain from sales or exchanges by us of U.S. real property interests for any year in which we qualify as a REIT, will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are also required to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. Federal income tax liability.

Sales of common stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock generally will not be taxed under the FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under FIRPTA generally will not apply to the sale of our common stock. However, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if investment in the common stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the U.S. if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., or maintains an office or a fixed place of business in the U.S. to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains and capital gain dividends.

If we do not qualify as a domestically controlled REIT, the tax consequences to a non-U.S. stockholder of a sale of common stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. stockholder. Specifically, a non-U.S. stockholder that holds a class of stock that is traded on an established securities market will only be subject to FIRPTA in respect of a sale of such stock if the stockholder owned more than 5% of the stock of such class at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such stock or the five-year period ending on the date when the stockholder disposed of the stock. A non-U.S. stockholder that holds a class of our stock that is not traded on an established securities market will only be subject to FIRPTA in respect of a sale of such stock if on the date the stock was acquired by the stockholder it had a fair market value greater than the fair market value on that date of 5% of the regularly traded class of our outstanding stock with the lowest fair market value. If a non-U.S. stockholder holds a class of our stock that is not regularly traded on an established securities market, and subsequently acquires additional interests of the same class, then all such interests must be aggregated and valued as of the date of the subsequent acquisition for purposes of the 5% test that is described in the preceding sentence. If tax under FIRPTA applies to the gain on the sale of common stock the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding and information reporting. If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments, and

•	the payment of the proceeds from the sale of common stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury Regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, sale of common stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the U.S.,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury Regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. Federal income tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock.

PLAN OF DISTRIBUTION

This prospectus supplement relates to the resale of shares of our common stock issued upon the exchange of the notes. These resale shares may be offered and sold from time to time by the selling stockholders directly or through one or more underwriters, dealers, agents or any combination thereof. The term “selling stockholder” includes pledgees, donees, transferees or other successors-in-interest that receive the resale shares from a selling stockholder as a gift, distribution or other transfer (including a purchase) after the date of this prospectus supplement. To the extent required, this prospectus supplement and the accompanying prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale of the resale shares. These sales may be made at a fixed price or prices, which may be changed, at prices on the NYSE or at prices related to the then current market price and under terms then prevailing. Sales of the resale shares may also be made in negotiated transactions at negotiated prices; any of the prices at which we sell securities may be at a discount to market prices. Resale shares may be sold by one or more of the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus supplement and the accompanying prospectus,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	an exchange distribution in accordance with the rules of the NYSE or other exchange or trading system on which the resale shares are admitted for trading privileges,

•	sales “at the market” to or through a market maker or into an existing trading market (on an exchange or otherwise) for the resale shares,

•	sales in other ways not involving market makers or established trading markets,

•	put or call transactions relating to the resale shares,

•	block trades in which the broker-dealer will attempt to sell the resale shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, and

•	in privately negotiated transactions.

In connection with the distributions of the resale shares or otherwise, the selling stockholders, underwriters, selling group members and their respective affiliates may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the resale shares in the course of hedging the positions they assume,

•	sell our shares short and deliver the resale shares to close out such short positions,

•

enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of resale shares offered by this prospectus supplement and the accompanying prospectus, which they may in turn resell, or

•	pledge shares to a broker-dealer or other financial institution, which, upon a default by the selling stockholder under the transaction to which such pledge relates, they may in turn resell.

In addition, the selling stockholders may sell the shares pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule, or under Section 4(1) of the Securities Act, rather than pursuant to this prospectus supplement and the accompanying prospectus. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

In offering the resale shares covered by this prospectus supplement and the accompanying prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, the resale shares must be sold in those states only through registered or licensed brokers or dealers.

We will make copies of this prospectus supplement and the accompanying prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the resale shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of resale shares is made, if required, a prospectus supplement will be distributed that will set forth:

•	the number of resale shares being offered,

•	the terms of the offering, including the name of any underwriter, dealer or agent,

•	the purchase price paid by any underwriter,

•	any discount, commission and other underwriter compensation,

•	any discount, commission or concession allowed or reallowed or paid to any dealer, and

•	the proposed selling price to the public.

We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

SUNSTONE HOTEL INVESTORS, INC.

Common Stock

Preferred Stock

Depositary Shares

Sunstone Hotel Investors, Inc. from time to time may offer to sell common stock and preferred stock, either separately or represented by depositary shares. The preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of the Company or debt or equity securities of one or more other entities. The common stock of the Company is listed on the New York Stock Exchange, or NYSE, and trades under the ticker symbol “SHO”.

The Company may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to certain of these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 19, 2005.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(2)	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2005;

(3)	Current Reports on Form 8-K filed on May 3, 2005, June 10, 2005, June 16, 2005, June 29, 2005, July 13, 2005, October 27, 2005, November 1, 2005, November 22, 2005, November 23, 2005 and December 16, 2005;

(4)	The description of common stock contained in the Registration Statement on Form 8-A filed with the SEC on October 7, 2004;

(5)	The description of series A preferred stock contained in the Registration Statement on Form 8-A filed with the SEC on March 11, 2005; and

(6)	All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Sunstone Hotel Investors, Inc.,

Attn: Secretary,

903 Calle Amanecer, Suite 100,

San Clemente, California 92673.

Telephone: (949) 369-4000

DESCRIPTION OF SECURITIES WE MAY OFFER

Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the provisions of securities we may offer, from time to time, and describes certain provisions of our charter and bylaws. For information on how to obtain copies of our charter and bylaws, see “Available Information.”

COMMON STOCK

Our charter provides that we are authorized to issue 500,000,000 shares of common stock, $0.01 par value per share, and 100,000,000 shares of preferred stock, $0.01 par value per share. Our board, without any action by our stockholders, may amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.

The following summary description of our common stock is based on the provisions of our charter, bylaws and the applicable provisions of the MGCL. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our charter, bylaws and the MGCL.

As of September 30, 2005, there were 47,870,875 shares of our common stock issued and outstanding. Our common stock is listed on the NYSE under the symbol “SHO.”

Distributions. Subject to provisions of law and the preferential rights of any other class or series of stock and the restrictions on transfer of stock as provided in our charter, the holders of our common stock are entitled to receive distributions when, as and if authorized by our board of directors and declared by us out of assets legally available therefor. We will pay those distributions either in cash or otherwise at the rate and on the date or dates designated by our board of directors.

Liquidation Preference. Upon the occurrence of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, and subject to the liquidation preferences of any outstanding class or series of stock, the holders of our common stock are entitled to receive their proportionate share of all assets available for distribution.

Voting Rights. Subject to the restrictions on transfer of stock in our charter and the separate voting rights of any other class or series of stock, holders of our common stock are entitled to one vote for each share of our common stock held on every matter submitted to a vote of stockholders. Except as otherwise required by the terms of any outstanding class or series of stock, the holders of our common stock have sole voting power. Holders of our common stock do not have cumulative voting rights in the election of directors, which means that the holders of a majority of the shares of our outstanding common stock, voting as a single class, may elect all of the directors and the holders of the remaining shares of our common stock are not able to elect any directors.

No Other Rights. Holders of shares of our common stock have no conversion, sinking fund, redemption, exchange or appraisal rights and have no preemptive rights to subscribe for any of our securities.

Transfer Agent. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Restrictions on Ownership and Transfer. To qualify as a real estate investment trust, or REIT, our charter contains certain restrictions as to ownership and transfer of our stock. For a summary of these restrictions, see “Description of Our Capital Stock—Restrictions on Ownership and Transfer” below.

PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our charter, bylaws and the applicable provisions of the MGCL. The specific terms of any series of preferred stock will be described in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our charter and bylaws and by the articles supplementary relating to that series. We will file the articles supplementary with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

Authorized Preferred Stock. Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends or other distributions;

•	the redemption price, if any, and the qualifications and terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences, voting powers, restrictions and limitations relating to the series.

The board’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.

For a description of our issued and outstanding preferred stock, see “Description of Our Capital Stock—Preferred Stock.”

Specific Terms of a Series of Preferred Stock. The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption, voting, conversion and other rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designation and par value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Rank. Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our charter so permits.

Dividends. Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if authorized by our board of directors as declared by us, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.

Convertibility. Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of preferred stock or other securities or property. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features, and will describe all the related terms and conditions.

Redemption. The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.

Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Sunstone Hotel Investors, Inc., holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security. Holders of our preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights. The holders of shares of preferred stock will have no voting rights, except:

•	as otherwise stated in the applicable prospectus supplement; or

•	as otherwise stated in the articles supplementary relating to the series of preferred stock.

No Other Rights. The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except:

•	as discussed above or in the applicable prospectus supplement;

•	as provided in our charter (including any articles supplementary); and

•	as otherwise required by law.

Transfer Agent. The transfer agent for each series of preferred stock will be named and described in the prospectus supplement for that series.

Restrictions on Ownership and Transfer. To qualify as a REIT, our charter contains certain restrictions as to ownership and transfer of our stock. For a summary of these restrictions, see “Description of Our Capital Stock—Restrictions on Ownership and Transfer” below.

DEPOSITARY SHARES

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Fractional Shares of Preferred Stock. We may elect to offer fractional interests in shares of our preferred stock instead of whole shares of preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent a fractional interest of a share of preferred stock as described in the prospectus supplement.

Deposit Agreement. The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The depositary will have its principal office in the United States and have a combined capital and surplus of at least $50,000,000. The prospectus supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion of its fractional interest in a share of the preferred stock underlying that depositary share, to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary stockholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary stockholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary stockholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary stockholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary stockholders.

Withdrawal of Stock. Upon surrender of depositary receipts at the depositary’s office, the holder of the relevant depositary shares will be entitled to the number of whole shares of the related series of preferred stock and any money or other property those depositary shares represent. Depositary stockholders will be entitled to receive whole shares of the related series of preferred stock on the basis described in the applicable prospectus supplement, but holders of those whole preferred stock shares will not afterwards be entitled to receive depositary shares in exchange for their shares. If the depositary receipts the holder delivers evidence a depositary share number exceeding the whole share number of the related series of preferred stock to be withdrawn, the depositary will deliver to that holder a new depositary receipt evidencing the excess number of depositary shares.

Redemption and Liquidation. The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable prospectus supplement.

Voting. Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary stockholders relating to those series of preferred stock. Each depositary stockholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary stockholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise discussed in the prospectus supplement.

Amendment and Termination of Deposit Agreement. We and the depositary will be permitted to amend the depositary receipt form evidencing the depositary shares and the related deposit agreement. However, except as set forth in the applicable prospectus supplement, any amendment that significantly affects the rights of the depositary stockholders will not be effective unless a majority of the outstanding depositary stockholders approve that amendment. We or the depositary may terminate a deposit agreement only if:

•	we redeemed or reacquired all outstanding depositary shares relating to the deposit agreement;

•	all preferred stock of the relevant series has been withdrawn; or

•

there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary stockholders.

Charges of Depositary. We will pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary stockholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous. Each depositary will forward to the relevant depositary stockholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

Neither the depositary nor Sunstone Hotel Investors, Inc. will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement. The obligations of Sunstone Hotel Investors, Inc. and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity.

Title. Sunstone Hotel Investors, Inc., each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose. See “Legal Ownership and Book-Entry Issuance.”

Resignation and Removal of Depositary. A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must:

•	be a bank or trust company having its principal office in the United States; and

•	have a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

COMMON STOCK

For a description of our common stock, see “Description of Securities We May Offer—Common Stock.”

PREFERRED STOCK

8.0% Series A Cumulative Redeemable Preferred Stock

As of September 30, 2005, there were 4,850,000 shares of our 8.0% Series A Cumulative Redeemable Preferred Stock, which we refer to as series A preferred, issued and outstanding.

Rank. The series A preferred ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, senior to all classes or series of our common stock and on parity with our 8.0% Series B Cumulative Redeemable Preferred Stock and Series C Cumulative Convertible Redeemable Preferred Stock, which we refer to as series B preferred and series C preferred, respectively.

Dividends. Subject to the preferential rights of any security senior to the series A preferred as to dividends, the holders of series A preferred are entitled to receive, when, as, and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 8.0% per annum of the $25.00 liquidation preference per share of the series A preferred (equivalent to an annual rate of $2.00 per share of the series A preferred). Accrued but unpaid dividends on the series A preferred will accumulate as of the dividend payment date on which they first became payable. Dividends on the series A preferred will accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends; or

•	those dividends are authorized or declared.

Except as described in the next paragraph, unless full cumulative dividends on the series A preferred for all past dividend periods and the then current dividend period shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

•

declare or pay or set aside for payment of dividends, and we will not declare or make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or series C preferred, or any other class or series of stock ranking as to dividends on parity with or junior to the series A preferred for any period; or

•

redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or series C preferred, or any other class or series of stock ranking, with respect to dividends and upon liquidation, on parity with or junior to our series A preferred.

The foregoing sentence, however, will not prohibit:

•	dividends payable solely in capital stock ranking junior to the series A preferred;

•	the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series A preferred; and

•

our purchase of shares of series A preferred, preferred stock ranking on parity with the series A preferred as to payment of dividends or capital stock or equity securities ranking junior to the series A preferred pursuant to our charter to the extent necessary to preserve our status as a Real Estate Investment Trust, or REIT.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, and before any distribution or payment shall be made to holders of our common stock, the holders of shares of series A preferred are entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference of $25.00 per share of series A preferred, plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series A preferred will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Optional Redemption. Shares of series A preferred are generally not redeemable prior to March 17, 2010. We are entitled, however, pursuant to the articles supplementary classifying the series A preferred, to purchase shares of the series A preferred in order to preserve our status as a REIT for federal or state income tax purposes at any time. On and after March 17, 2010, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the series A preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends (whether or not declared) up to and including the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose. Unless full cumulative dividends on all outstanding shares of series A preferred shall have been or contemporaneously are authorized, declared and paid in cash or declared and a sufficient sum set aside for payment of all past dividend periods and the then-current dividend period, no shares of series A preferred shall be redeemed unless all outstanding shares of series A preferred are simultaneously redeemed. All shares of the series A preferred that we redeem or repurchase will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

No Maturity, Sinking Fund or Mandatory Redemption. The series A preferred has no maturity date and we are not required to redeem the series A preferred at any time. Accordingly, the series A preferred will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right. The series A preferred is not subject to any sinking fund.

Limited Voting Rights. Holders of the series A preferred generally do not have any voting rights, except as set forth below.

If dividends on the series A preferred are in arrears for six or more quarterly periods, whether or not consecutive, holders of the series A preferred (voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting or at our next annual meeting and each subsequent annual meeting of stockholders, for the election of two additional directors to serve on our board of directors (which we refer to as a preferred stock director), until all unpaid dividends and the dividend for the then current period with respect to the series A preferred and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In such a case, the number of directors serving on the board of directors will be increased by two members. The preferred stock directors will be elected by a plurality of the votes cast in the election to serve until our next annual meeting and until his successor is duly elected and qualifies or until the director’s right to hold the office terminates, whichever occurs earlier.

If and when all accumulated dividends and the dividend for the current dividend period on the series A preferred and for all classes and series of preferred stock ranking on parity with series A preferred and upon which similar voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment is irrevocably deposited in trust for payment, the holders of the series A preferred shall be divested of the voting rights set forth above (subject to revesting in the event of each and every preferred dividend default) and, if all dividends in arrears and the dividends for the current dividend period have been paid in full or set aside for payment in full on all other classes or series of parity preferred stock, the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

In addition, so long as any shares of series A preferred remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series A preferred and each other class or series of preferred stock ranking on parity with the series A preferred with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up upon which similar voting rights have been conferred, voting as a single class, given in person or by proxy, either in writing or at a meeting:

•

authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to such series A preferred with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or reclassify any of our authorized stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or

•

amend, alter or repeal the provisions of our charter or the terms of the series A preferred, whether by merger, consolidation, transfer or conveyance of substantially all of its assets or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the series A preferred;

except that with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series A preferred remains outstanding with the terms of the series A preferred materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of series A preferred, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

Furthermore, if the holders of the series A preferred receive the greater of the full trading price of the series A preferred on the date of an event described in the second bullet point immediately above or the liquidation preference pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above.

8.0% Series B Cumulative Redeemable Preferred Stock

The series B preferred was issued concurrently with the series A preferred and had identical terms and rights as the series A preferred. All of the outstanding shares of series B preferred were exchanged for shares of series A preferred on a one-for-one basis in May 2005. As of the date of this prospectus, there are no shares of series B preferred outstanding.

Series C Cumulative Convertible Redeemable Preferred Stock

As of September 30, 2005, there were 4,102,564 shares of our series C preferred issued and outstanding.

Rank. The series C preferred ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding-up of our affairs, senior to all classes or series of our common stock and any class or series of stock junior to the series C preferred. The series C preferred rank on parity with our series A preferred.

Dividends. Subject to the preferential rights of any security senior to the series C preferred as to dividends, the holders of series C preferred are entitled to receive, when and as authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cash dividends at the rate of $0.393 per share of series C preferred per quarter. Holders of series C preferred are also entitled to a ratchet dividend per share equal to the amount by which the dividends on our common stock exceed $0.339 per share of common stock into which each share of series C preferred is then convertible (currently, each share of series C preferred is convertible into one share of our common stock) per quarter. Holders of series C preferred are also entitled to a special dividend equal to any special or extraordinary dividend payable to holders of our common stock, per share of common stock into which each share of series C preferred is then convertible (currently, each share of series C preferred is convertible into one share of our common stock). For any period during which dividends on the series C preferred have been in arrears for four or more quarters or for which we are in violation for four or more quarters of certain of our financial covenants set out in the articles supplementary establishing the series C preferred, holders of our series C preferred will be entitled to a default dividend per share equal to 0.5% per quarter of the liquidation preference, per share of series C preferred.

Accrued but unpaid dividends on the series C preferred accumulate as of the dividend payment date on which they first became payable. Dividends on the series C preferred accrue whether or not:

•	we have earnings;

•	there are funds legally available for the payment of those dividends;

•	those dividends are authorized or declared; or

•	any agreement prohibits the payment of those dividends.

As long as any series C preferred is outstanding, we are prohibited from declaring, paying or setting apart for payment dividends on any class or series of securities that ranks on parity with the series C preferred unless full cumulative dividends on the series C preferred have been or are contemporaneously declared and paid or declared and a sum sufficient for payment set apart. If we have insufficient funds to do so, then any dividends declared must be allocated ratably in proportion to the respective amounts of accumulated and unpaid dividends on the series C preferred and such other securities.

As long as any series C preferred is outstanding, we are prohibited from declaring, paying or setting apart for payment dividends on any class or series of securities that ranks junior to the series C preferred or from redeeming any securities junior to the series C preferred unless (i) the full cumulative dividends on all outstanding series C preferred have been contemporaneously declared and paid and (ii) we are not in violation of our financial covenants.

Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made or set apart for the holders of our common stock or any other junior securities, the holders of shares of series C preferred are entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference of $24.375 per share of series C preferred, plus an amount equal to any accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of payment. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of series C preferred will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

Optional Redemption by Us. Shares of series C preferred are generally not redeemable prior to the fifth anniversary of the date those shares were issued, or July 8, 2010. On and after the fifth anniversary of the date on which the series C preferred is issued, we may, at our option, upon not less than 30 nor more than 90 days’ written notice, redeem the series C preferred, in whole or in part, at any time or from time to time, for cash at a redemption price of $24.375 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared) up to and including the date fixed for redemption, without interest, out of our funds that are legally available for that purpose. Unless full cumulative dividends on all outstanding shares of series C preferred shall have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum set aside for payment of all past dividends periods and the then-current dividend period, no shares of series C preferred shall be redeemed unless all outstanding shares of series C preferred are simultaneously redeemed.

Redemption at the Option of the Holder. If at any time (i) we experience a specified change of control, (ii) we cease to qualify as a REIT or take certain steps towards electing not to be treated as a REIT, or (iii) our common stock ceases to be listed on the NYSE or the NASDAQ National Market, holders of our series C preferred will have the right, to the extent we have funds legally available therefor, to require us to redeem any or all of the series C preferred at a purchase price of $24.375 per share, plus all accumulated, accrued and unpaid dividends (whether or not earned or declared).

All shares of the series C preferred that we redeem or repurchase (whether at our option or at the option of the holder) will be retired and restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.

Conversion. Holders of the series C preferred have the right at any time to convert all or a portion of their series C preferred into shares of our common stock on a one-for-one basis. The conversion ratio will be adjusted to reflect certain events, including stock splits, short-term rights offerings, the distribution of any securities to holders of common stock and the distributions of rights or warrants to all holders of common stock. Upon any conversion of our series C preferred, we will pay in cash to the holder of such series C preferred any accumulated, accrued and unpaid dividends (whether or not earned or declared) with respect to any full dividend payment periods and a prorated dividend (whether or not earned or declared) for the period in which the conversion occurred.

No Maturity or Sinking Fund. The series C preferred has no maturity date. Accordingly, the series C preferred will remain outstanding indefinitely, unless redeemed or converted as described above. The series C preferred is not subject to any sinking fund.

Voting Rights. Holders of the series C preferred generally are entitled to vote on an as-converted basis, voting as a single class together with the holders of our common stock, on all matters to be voted upon by our stockholders.

If we violate the financial covenants set out in the articles supplementary establishing the series C preferred for four consecutive quarters, then the holders of our series C preferred, voting separately as a class, are entitled to elect one member of our board of directors at a special meeting or at our next annual meeting and each subsequent annual meeting of stockholders until the financial covenant violation has been cured for one quarter.

If dividends on the series C preferred are in arrears for two or more quarterly periods, holders of the series C preferred, voting separately as a class, are entitled to elect two members of our board of directors at a special meeting or at our next annual meeting and each subsequent annual meeting of stockholders until all unpaid dividends and the dividend for the then current period with respect to the series C preferred have been paid or declared and a sum sufficient for the payment thereof set aside for payment. Holders of the series C preferred are permitted to elect a maximum of two directors pursuant to the rights described in this paragraph and the preceding paragraph.

If and when all accumulated dividends and the dividend for the current dividend period on the series C preferred have been paid in full for one quarter or we have cured the financial covenant violation for one quarter, the holders of the series C preferred will be divested of the voting rights set forth above and the term and office of such preferred stock directors so elected will terminate and the entire board of directors will be reduced accordingly.

In addition, so long as any shares of series C preferred remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least 67% of the outstanding shares of series C preferred (or, in the case of the third bullet below, at least a majority of the series C preferred), voting as a single class, given in person or by proxy, either in writing or at a meeting:

•

issue (i) any stock or other equity security ranking senior to such series C preferred with respect to payment of dividends, or the distribution of assets upon the liquidation, dissolution or winding-up of our affairs, or (ii) any stock or other equity security which is redeemable at the option of the holder on terms more favorable than those of the series C preferred;

•

amend, alter or repeal any provisions of our charter or the terms of the series C preferred in any way that materially adversely affects the voting powers, rights, preferences or other terms or privileges of the series C preferred; or

•

merge or consolidate with another entity in which we are not the surviving entity and each holder of series C preferred does not receive shares of the surviving corporation with substantially similar rights, preferences, powers and other terms in the surviving corporation as the series C preferred have with respect to us (except for changes that do not materially and adversely affect the holders of the series C preferred).

RESTRICTIONS ON OWNERSHIP AND TRANSFER

To qualify as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, or the Code, we must meet certain requirements concerning the ownership of our outstanding shares of equity stock. Specifically, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). This ownership restriction is commonly referred to as the “5/50 Test.” Additionally, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Accordingly, we have various restrictions on the ownership of shares of our capital stock to ensure that these tests are met.

To protect us against the risk of losing our status as a REIT due to a concentration of ownership among our stockholders, and to otherwise address concerns related to a concentrated ownership of capital stock, our charter, subject to certain exceptions, provides that no single person, may “beneficially own” or “constructively own” more than 9.8% (in number or value whichever is more restrictive) of the aggregate outstanding shares of common stock or more than 9.8% value of the aggregate outstanding shares of our capital stock. Our charter further prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT and from transferring shares of our stock if the transfer would cause shares of our stock to be beneficially owned by fewer than 100 persons. Our board of directors may waive or modify the ownership limits with respect to one or more persons if it is satisfied that ownership in excess of these restrictions would not result in our being “closely held” within the meaning of Section 856(h) of the Code or jeopardize our status as a REIT for U.S. federal income tax purposes. Among other things, the board of directors may require that such person provide a ruling from the IRS or an opinion of counsel to determine or ensure our status as a REIT in circumstances where it has received a request for exemption and is unable to satisfy itself that the ownership limitations will not be violated.

Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Stock owned, deemed to be owned or transferred to a stockholder in excess of the 9.8% ownership limits, or result in our being “closely held” under Section 856a(h) of the Code or otherwise fail to qualify as a REIT, will be automatically transferred, by operation of law, to a trust, the beneficiary of which shall be a qualified charitable organization.

Each share of stock transferred to the trust will be entitled to the same dividends and distributions (as to both timing and amount) as may be authorized by our board of directors on other shares of the same class or series. The trustee, as record holder of the shares of stock, will be entitled to receive all dividends and distributions and will hold all such dividends or distributions in trust for the benefit of the beneficiary. The “prohibited owner,” with respect to such shares of stock, will be required to repay to the trust the amount of any dividends or distributions received by it that are attributable to any such shares the record date of which was on or after the date that such shares were transferred to the trust. We will take all measures that we determine reasonably necessary to recover the amount of any such dividend or distribution paid to a prohibited owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares beneficially or constructively owned by such person who, but for these provisions, would own the shares of stock that were transferred to the trust, and, as soon as reasonably practicable following our receipt or withholding thereof, shall pay over to the trust for the benefit of the beneficiary the dividends so received or withheld, as the case may be.

In addition to the foregoing transfer restrictions, and as more fully explained in our charter, shares of stock transferred to the trust will be deemed to have been offered for sale to the company or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that caused such shares to be transferred to the trust, or (2) the market price on the date we, or our designee, accepts such offer. We will have the right to accept such offer for a period of 90 days.

If we issue depositary shares at a future time, those depositary shares will be subject to the same ownership limitations and transfer restrictions with respect to the underlying preferred stock, and will also count toward the overall ownership limitations to the extent of the underlying preferred stock.

The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interest for us to continue to qualify as a REIT. Furthermore, our board of directors may, in its sole discretion, waive or modify the ownership limits with respect to one or more persons if they are satisfied that ownership in excess of this limit will not jeopardize our qualification as a REIT, and the board of directors otherwise decides that such action is in our stockholders’ best interest.

Our stockholders are required to disclose to us in writing any information with respect to their ownership of our capital stock that we may request to determine our status as a REIT and to ensure compliance with the ownership limits.

The ownership limits may have the effect of delaying, deferring or preventing a change of control of us.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of the provisions of Maryland law applicable to us and of our charter and bylaws. For more detail, we refer you to Maryland law, including the MGCL, our charter and our bylaws.

Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot amend its charter, unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of amendments by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of amendments to our charter by a majority of the votes entitled to be cast on the matter. Our board of directors has the exclusive power to adopt, alter or repeal any provisions of our bylaws and make new bylaws, except with respect to amendments to the provisions of our bylaws regarding our opt out of the Maryland business combination and control share acquisition statutes.

Power to Reclassify Shares of Our Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the Board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Power to Authorize and Issue Additional Shares of Common Stock and Preferred Stock

Our board of directors, with the approval of a majority of the entire board of directors and without stockholder approval, has the authority to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have the authority to issue. Our board of directors can cause us to issue additional shares without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Meetings of Stockholders

Under our bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of our directors, our Chairman, our Chief Executive Officer or our President and must be called by our Secretary upon the written request of the holders of a majority of the shares of our common stock entitled to vote at a meeting. The date, time and place of any special meetings will be set by our board of directors. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by our board of directors or (3) by a stockholder who is a stockholder of record both at the time of giving notice by the stockholder as required by the bylaws and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (x) pursuant to our notice of the meeting, (y) by our board of directors or (z) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is a stockholder of record both at the time of giving notice by the stockholder as required by the bylaws and at the time of the meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Board of Directors

Our board of directors currently consists of seven directors. Under our bylaws, the number of directors may be established by our board of directors from time to time but may not be fewer than the minimum number required by the MGCL (which currently is one) or more than fifteen. Under our charter and bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum.

Our directors serve one-year terms and until their successors are elected and qualify and thus are subject to election annually. Holders of shares of our common stock do not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a plurality of the votes cast at the meeting will be able to elect all of the successors of the directors.

Any vacancy will be filled, including any vacancy created by an increase in the number of directors, at any regular meeting or at any special meeting called for the purpose, by a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum. Any director appointed to fill a vacancy shall hold office until the next annual meeting and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that a director may be removed, with or without cause, upon the affirmative vote of a majority of the votes entitled to be cast in the election of directors. Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon an affirmative majority vote, and filling the vacancies created by such removal with their own nominees.

Extraordinary Transactions

Under Maryland law, a Maryland corporation generally cannot dissolve, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage of the shares entitled to vote on the matter, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of the votes entitled to be cast on the matter. Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Maryland law also does not require approval of the stockholders of a parent corporation to merge or sell all or substantially all of the assets of a subsidiary entity. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary may be able to merge or sell all or substantially all of its assets without a vote of the corporation’s stockholders. Maryland law also permits the merger of a 90% or more owned subsidiary with or into its parent corporation without stockholder approval if (1) the charter of the successor in the merger is not amended other than to change its name, the name or other designation or the par value of any class or series of its stock or the aggregate par value of its stock and (2) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which it is exchanged.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•

an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•

two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors and our bylaws contain a provision providing that we may not opt in without approval of our shareholders.

Control Share Acquisitions

With certain exceptions, the MGCL provides that “control shares” of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiring person or by our officers or directors who are our employees. Control shares are voting shares which, if aggregated with all other shares owned or voted by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means, subject to certain exceptions, the acquisition by any person of ownership or voting power of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares in question. If no request for a meeting is made, we may present the issue at any stockholders’ meeting.

If voting rights are not approved at the stockholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror may then vote a majority of the shares entitled to vote, then all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our stock from the control share provisions of Maryland law. We may not repeal this provision without approval of our stockholders.

Maryland Unsolicited Takeover Act

The MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act of 1934, as amended, and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

Our charter and bylaws (1) vest in our board of directors the exclusive power to fix the number of directorships and (2) require, unless called by our Chairman, Chief Executive Officer, President or board of directors, the request of holders of a majority of outstanding shares to call a special meeting. We also have elected to be subject to the provisions of Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. We do not have a classified board or require a two-thirds vote for removal of any director from our board of directors.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or series or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, trustee, employee or agent, against any claim or liability arising from service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, against reasonable expenses incurred in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

If the resolutions of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on removal of directors and the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, defer or prevent a change in control of us or other transactions that might involve a premium price for holders of our common stock or otherwise be in their best interest.

REIT Status

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election if it determines that it is no longer in our best interest to continue to qualify as a REIT. If our board of directors so determines, the restrictions set forth in the section above entitled “Description of Our Capital Stock—Restrictions on Ownership and Transfer” will no longer apply.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material Federal income tax consequences to stockholders of their ownership of shares of our common stock and preferred stock. The tax treatment of holders of depositary shares is not described herein and will be described in the applicable prospectus supplement. The tax treatment of stockholders will vary depending upon the stockholder’s particular situation, and this discussion addresses only stockholders that hold shares of our common stock, or preferred stock, as a capital asset and does not address with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances. This section also does not address all aspects of taxation that may be relevant to certain types of stockholders to which special provisions of the Federal income tax laws apply, including:

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	banks;

•	tax-exempt organizations;

•	certain insurance companies;

•	persons liable for the alternative minimum tax;

•	persons that hold common stock as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction; and

•	stockholders whose functional currency is not the U.S. dollar.

Sullivan & Cromwell LLP has reviewed this summary and is of the opinion that the material Federal income tax consequences to stockholders of their ownership of shares of our common stock and preferred stock are as summarized in this discussion. In providing its opinion, Sullivan & Cromwell LLP is relying as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP by us.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling shares of our common stock and preferred stock including the Federal, state, local and foreign tax consequences of acquiring, owning and selling shares of our common stock and preferred stock in your particular circumstances and potential changes in applicable laws.

Taxation as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. You should be aware, however, that opinions of counsel are not binding upon the IRS or any court.

The qualification of Sunstone Hotel Investors as a REIT will depend upon its continuing satisfaction of the requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while we intend to continue to qualify to be taxed as a REIT, the actual results of our operations for any particular year might not satisfy these requirements. Sullivan & Cromwell LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes some material aspects of the relevant sections of the Code.

As a REIT, we generally will not have to pay Federal corporate income taxes on net income that we currently distribute to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. Our dividends, however, generally will not be eligible for (i) the reduced tax rates applicable to dividends received by noncorporate stockholders or (ii) the corporate dividends received deduction.

Moreover, we will have to pay Federal income or excise tax as follows:

•	First, we will have to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, under certain circumstances, we may have to pay the alternative minimum tax on items of tax preference.

•

Third, if we have (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, we will have to pay tax at the highest corporate rate on that income.

•

Fourth, if we have net income from “prohibited transactions,” as defined in the Code, we will have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business. Unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a hotel (or other property) constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. We and our subsidiaries intend to hold the interests in our hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

•

Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “—Requirements for Qualification as a REIT” and “—Income Tests,” but we have nonetheless maintained our qualification as a REIT because we have satisfied other requirements necessary to maintain REIT qualification, we will have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of our gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% (90% for our taxable year ending December 31, 2004) of our gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect our profitability.

•

Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our real estate investment trust ordinary income for that year, (2) 95% of our real estate investment trust capital gain net income for that year and (3) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

•

Seventh, if we acquire any asset from a C corporation in certain transactions in which we adopt the basis of the asset or any other property in the hands of the C corporation as our basis of the asset in our hands, and we recognize gain on the disposition of that asset during the 10-year period beginning on the date on which we acquired that asset, then we will have to pay tax on the built-in gain at the highest regular corporate rate. A “C corporation” means generally a corporation that has to pay full corporate-level tax. Because we acquired the assets held by certain C corporations in connection with the initial public offering, we will be subject to corporate income tax with respect to the current built-in gain in the assets previously held by such corporation if we sell any of the assets currently held by such corporation prior to October 2014.

•

Eighth, if we receive non-arm’s length income from, or non-arm’s length deductions are incurred by, Sunstone Hotel TRS Lessee Inc., we will be subject to a 100% tax on the amount of our non-arm’s length income.

•

Ninth, if we fail to satisfy a REIT asset test, as described below, by more than a de minimis amount, due to reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Tenth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association

•	that is managed by one or more trustees or directors;

•	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•	that would otherwise be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

•	that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•	the beneficial ownership of which is held by 100 or more persons;

•

that, during the last half of each taxable year, has no more than 50% in value of its outstanding stock owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities; and

•	that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year, and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

We expect that we will satisfy the conditions described in the first through fifth bullet points of the preceding paragraph and believe that we will also satisfy the condition described in the sixth bullet point of the preceding paragraph. In addition, our charter provides for restrictions regarding the ownership and transfer of our common stock. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the second preceding paragraph. The ownership and transfer restrictions pertaining to the common stock are described in this prospectus under the heading “Description of Stock—Restrictions on Ownership and Transfer.”

If, as in our case, a REIT is a partner in a partnership, Treasury regulations provide that the REIT will be deemed to own its proportionate capital share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets, liabilities and items of income of Sunstone Hotel Partnership, LLC, or Sunstone Hotel Partnership, in or through which we conduct substantially all of our business, which partnership interests are our principal and only assets, will be treated as assets, liabilities and items of income of ours for purposes of applying the requirements described in this section. In addition, actions taken by Sunstone Hotel Partnership can affect our ability to satisfy the REIT income and assets tests and the determination of whether we have net income from prohibited transactions. (See the fourth bullet point under “—Taxation as a REIT” for a discussion of prohibited transactions.) Accordingly, for purposes of this discussion, when we discuss our actions, income or assets we intend that to include the actions, income or assets of Sunstone Hotel Partnership.

Taxable REIT Subsidiaries

A taxable REIT subsidiary, or TRS, is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to Federal income tax at regular corporate rates (currently a maximum rate of 35%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of our TRSs will also be subject to tax, either (1) to us if we do not pay the dividends received to our stockholders as dividends, or (2) to our stockholders if we do pay out the dividends received to our stockholders. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described below under “—Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the securities of all of the TRSs in which we have invested either directly or indirectly may not represent more than 20% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 20% of the total value of our assets; however, we cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility as more fully described below under “—Income Tests,” a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

As described below, income we receive from operating or managing hotels is not qualified income for either the 75% or 95% income tests described more fully below under “—Income Tests.” Accordingly, the entity through which we hold an interest in the hotels will lease the hotels to the TRS Lessee, and the TRS Lessee will engage independent third parties to operate the hotels.

A TRS is not permitted to directly or indirectly operate or manage a hotel but a TRS can lease a hotel provided that the TRS meets the following conditions:

•

First, the hotel must be a “qualified lodging facility.” A qualified lodging facility is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. Accordingly, we will not be permitted to have gambling or wagering activity on the premises of any of our hotels or to earn income from gambling or wagering activities.

•

Second, the manager must be an “eligible independent contractor.” An eligible independent contractor is an independent contractor that, at the time the management contract is entered into, is actively engaged in the trade or business of operating qualified lodging facilities for any person not related to the REIT or the TRS. For this purpose, an independent contractor means any person (i) that does not own (taking into account relevant attribution rules) more than 35% of the stock of the REIT, and (ii) with respect to which no person or group owning directly or indirectly (taking into account relevant attribution rules) 35% or more of the REIT owns 35% or more directly or indirectly (taking into account relevant attribution rules) of the ownership interest in the contractor. Accordingly, our TRS Lessee will not directly operate or manage the hotels. Rather, our TRS Lessee will enter into management contracts with hotel management companies which will operate and manage the hotels. To the best of our knowledge and belief, such hotel management companies are eligible independent contractors. The TRS Lessee is permitted to bear the expenses of the eligible independent contractor of operating the hotel pursuant to the management contract.

Income Tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income requirements:

•

First, we must generally derive at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include our expenses that are paid or reimbursed by tenants.

•

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must generally be derived from real property investments as described in the preceding bullet point, dividends (including dividends from a TRS), interest, gain from the sale or disposition of stock or securities or from any combination of these types of sources.

Rents that we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because it is based on a fixed percentage or percentages of receipts or sales. Accordingly, the leases of our hotels to the TRS Lessee are based on the gross receipts of the TRS Lessee from the hotels.

•

Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if the REIT, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if we own a 10% or greater interest in the subsidiary. We refer to a tenant in which we own a 10% or greater interest as a “related party tenant.” As described above, it is our business plan that most or all of our rental income will be from the leases to our TRS Lessee.

•

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Finally, for rents received to qualify as rents from real property, the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom the REIT derives or receives no income or through a TRS. However, we may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property. In addition, as described more fully below, rent paid by a TRS to a REIT pursuant to a lease of a qualified lodging facility that is managed and operated by an eligible independent contractor can qualify as rents from real property.

The leases to the TRS Lessee provide for a base rent plus a fixed percentage of the gross revenue from operation of the hotel. Each such lease must be a true lease. If the leases to our TRS Lessee are not respected as true leases we could be disqualified as a REIT. While we intend that each lease will be respected as a true lease, the determination of whether a lease is a true lease is inherently a question of fact and circumstances and we cannot assure you that the IRS will not successfully assert that the leases to the TRS Lessee should not be respected as true leases.

Except as described above with respect to the TRS Lessee, we do not expect to derive significant rents from related party tenants. We also do not intend to derive rental income attributable to personal property.

We believe that the leases of the hotels to the TRS Lessee will conform with normal business practice, contain arm’s length terms and that the rent payable under those leases will be treated as rents from real property for purposes of the 75% and 95% gross income tests. However, we cannot assure you that the IRS will not successfully assert a contrary position or that a change in circumstances will not cause a portion of the rent payable under the leases to fail to qualify as “rents from real property.” If such failures were in sufficient amounts, we may not be able to satisfy either or both of the 75% or 95% gross income tests and could lose our REIT status. In addition, if the IRS successfully reapportions or reallocates items of income, deduction and credit among and between us and our TRS Lessee under the leases or any intercompany transaction because it determines that doing so is necessary to prevent the evasion of taxes or to clearly reflect income, we could be subject to a 100% excise tax on those amounts.

While we will monitor the activities of the eligible independent contractor to maximize the value of our hotel investments, neither we nor our TRS Lessee will directly or indirectly manage our hotels. Similarly, while our tenants may benefit from the services we will provide related to monitoring and, when appropriate, advising the eligible independent contractor regarding the management of the hotel for the purpose of maximizing the value of our investments, we do not believe that these activities will cause gross income attributable to the leases with our TRS Lessee to fail to be treated as rents from real property.

Other than as described in the preceding paragraph, we do not expect to perform any services for our tenants. If we were to provide services to a tenant that are other than those landlords usually or customarily provide when renting space for occupancy only, amounts received or accrued by us for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the services, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by us during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by us with respect to the property will not qualify as rents from real property, even if we provide the impermissible services to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because it is based on a fixed percentage or percentages of receipts or sales.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury Regulations, any income we derive from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we satisfy the requirements of other provisions of the Code that allow relief from disqualification as a REIT. We believe that the aggregate amount of our nonqualifying income, from all sources, in any taxable year will not exceed the limit on nonqualifying income under the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

For our taxable years ending on or prior to December 31, 2004, we generally may avail ourselves of the relief provisions if:

•	our failure to meet the income tests was due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our Federal income tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We might not be entitled to the benefit of these relief provisions, however. As discussed in the fifth bullet point under “—Taxation as a REIT,” even if these relief provisions apply, we would have to pay a tax on the excess income.

Asset Tests

At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature of our assets:

•

First, at least 75% of the value of our total assets must be represented by real estate assets, including (a) real estate assets held by our qualified REIT subsidiaries, our allocable share of real estate assets held by partnerships in which we own an interest and stock issued by another REIT, (b) for a period of one year from the date of our receipt of proceeds of an offering of its shares of beneficial interest or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•	Second, not more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

•

Third, not more than 20% of our total assets may constitute securities issued by one or more TRSs and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than securities issued by another REIT or by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of the vote or value of any one issuer’s outstanding securities, except in the case of a TRS as described above or certain “straight debt” instruments. For our taxable year beginning January 1, 2005, certain types of securities are disregarded as securities solely for purposes of determining whether we meet the 10% value test described above, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property, and any security issued by a REIT. Also, solely for the purposes of the 10% value test described above, the determination of our interest in the assets of any partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. As a consequence, if the IRS successfully challenges the partnership status of any of the partnerships in which we maintain an interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation we could lose our REIT status.

Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirement

We are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our “real estate investment trust taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year to which they relate and if paid on or before the first regular dividend payment after the declaration.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our real estate investment trust taxable income, as adjusted, we will have to pay tax on those amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if we fail to distribute during each calendar year at least the sum of (a) 85% of our ordinary income for that year, (b) 95% of our capital gain net income for that year and (c) any undistributed taxable income from prior periods, we would have to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

We intend to satisfy the annual distribution requirements.

From time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when we actually receive income and when we actually pay deductible expenses and (b) when we include the income and deduct the expenses in arriving at our taxable income. If timing differences of this kind occur, to meet the 90% distribution requirement, we may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will have to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We will not be able to deduct distributions to stockholders in any year in which we fail to qualify, nor will we be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable to the stockholders as dividend income (which may be subject to tax at preferential rates) and corporate distributees may be eligible for the dividends received deduction if they satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We might not be entitled to the statutory relief described in this paragraph in all circumstances.

Tax Basis of Assets

Sunstone Hotel Partnership has made an election under Section 754 of the Code. Accordingly, our proportionate share of the basis of the assets held by Sunstone Hotel Partnership were “stepped up” to fair market value to the extent of the portion of our interest in Sunstone Hotel Partnership that was purchased from Sunstone Hotel Investors, L.L.C., Sunstone/WB Hotel Investors IV, LLC, Sunstone/WB Manhattan Beach, LLC and WB Hotel Investors, LLC (as opposed to the portion that was purchased directly from Sunstone Hotel Partnership in connection with the initial public offering of our common stock in 2004). Our remaining share of Sunstone Hotel Partnership’s basis in its assets, however, was not adjusted in connection with the initial public offering and was generally less than the fair market value of the hotels as of the date of the initial public offering. Furthermore, we intend to generally use the “traditional” method for making allocations under Section 704(c) of the Code as opposed to the “curative” or “remedial” method for making such allocations. As a result, (a) our depreciation deductions with respect to our hotels will be less than the depreciation deductions that would have been available to us had our tax basis been equal to the fair market value of the hotels as of the date of the initial public offering and (b) we may recognize income upon a sale of an asset that is attributable to appreciation in the value of the asset that accrued prior to the date of the initial public offering.

Taxation of Stockholders

U.S. Stockholders. As used in this section, the term “U.S. stockholder” means a holder of common stock or preferred stock who, for United States Federal income tax purposes, is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States Federal income taxation regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Taxation of Dividends. As long as we qualify as a REIT, distributions made by us out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to our taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders will generally not be entitled to the tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends we received from a corporation in which we own shares (but only if such dividends would be eligible for the new lower rate on dividends if paid by the corporation to its individual stockholders), or (b) that is equal to our real estate investment trust taxable income (taking into account the dividends paid deduction available to us) and less any taxes paid by us during our previous taxable year, provided that certain holding period and other requirements are satisfied at both the REIT and individual stockholder level. Noncorporate U.S. stockholders should consult their own tax advisors to determine the impact of tax rates on dividends received from us. Distributions of this kind will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by us that we properly designate as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held his common stock or preferred stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

To the extent that we make distributions not designated as capital gain dividends in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis (but not below zero) which the U.S. stockholder has in our common stock or preferred stock for tax purposes by the amount of the distribution. Distributions in excess of a U.S. stockholder’s adjusted basis in his common stock or preferred stock will be taxable as capital gains.

Dividends authorized by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided that we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. stockholders holding common stock or preferred stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, the amount that we designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such stockholder’s undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax they are deemed to have paid. U.S. stockholders will increase their basis in their common stock or preferred stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholder in respect of these gains.

Distributions made by us and gain arising from a U.S. stockholder’s sale or exchange of our common stock or preferred stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Common Stock or Preferred Stock

When a U.S. stockholder sells or otherwise disposes of our common stock, or preferred stock, the stockholder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition and (b) the holder’s adjusted basis in the common stock, or preferred stock, for tax purposes. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the common stock, or preferred stock, for more than one year. Long-term capital gain of a noncorporate U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of our common stock, or preferred stock, that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from us which were required to be treated as long-term capital gains.

Redemption of Preferred Stock

Our preferred stock is redeemable by us under certain circumstances described in this prospectus. Any redemption of our preferred stock for cash will be a taxable transaction for United States federal income tax purposes. If a redemption for cash by a United States Holder is treated as a sale or redemption of such preferred stock for United States federal income tax purposes, the holder will recognize capital gain or loss equal to the difference between the purchase price and the United States Holder’s adjusted tax basis in the preferred stock redeemed by us. The gain or loss would be long-term capital gain or loss if the holding period for the preferred stock exceeds one year. The deductibility of capital losses may be subject to limitations.

The receipt of cash by a shareholder in redemption of the preferred stock will be treated as a sale or redemption for United States federal income tax purposes if the redemption:

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Code;

•	is a “substantially disproportionate” redemption with respect to the holder under Section 302(b) (2) of the Code; or

•	results in a “complete termination” of the holder’s stock interest in Sunstone Hotel Investors under Section 302(b)(3) of the Code.

In determining whether any of these tests has been met, a holder must take into account not only preferred stock or any other class of our stock it actually owns, but also any of our stock regardless of class it constructively owns within the meaning of Section 318 of the Code (including stock that is owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the holder has an equity interest as well as stock that may be acquired through options that it owns).

A distribution to a shareholder will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the shareholder’s stock interest (taking into account all shares owned, regardless of class or series) in Sunstone Hotel Investors. Whether the receipt of cash by a shareholder will result in a meaningful reduction of the shareholder’s proportionate interest will depend on the shareholder’s particular facts and circumstances. If, however, as a result of an redemption of preferred stock, a United States Holder whose relative stock interest (actual or constructive) in Sunstone Hotel Investors is minimal and who exercises no control over corporate affairs suffers a reduction in its proportionate interest in Sunstone Hotel Investors (including any ownership of stock constructively owned), the holder generally should be regarded as having suffered a “meaningful reduction” in its interest in Sunstone Hotel Investors.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a shareholder will be “substantially disproportionate” if the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately following the redemption of preferred stock (treating preferred stock redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately before the redemption (treating preferred stock redeemed pursuant to the tender offer as outstanding), and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of Sunstone Hotel Investors. Because our preferred stock is nonvoting stock, a holder would have to reduce such holder’s holdings in any of our classes of voting stock (if any) to satisfy this test.

A distribution to a shareholder will result in a “complete termination” if either (1) all of the preferred stock and all other classes of our stock actually and constructively owned by the shareholder are redeemed or (2) all of the preferred stock and our other classes of stock actually owned by the shareholder are redeemed or otherwise disposed of and the shareholder is eligible to waive, and effectively waives, the attribution of our stock constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code.

Any redemption may not be a redemption of all of our preferred stock. If we were to redeem less than all of the preferred stock, your ability to meet any of the three tests described above might be impaired. In consulting with their tax advisors, shareholders should discuss the consequences of a partial redemption of our preferred stock on the amount of our stock actually and constructively owned by such holder required to produce the desired tax treatment.

If a United States Holder’s receipt of cash attributable to a redemption of our preferred stock for cash does not meet one of the tests of Section 302 of the Code described above, then the cash received by such holder in the tender offer will be treated as a dividend and taxed as described above.

Backup withholding. We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The IRS may also impose penalties on a U.S. stockholder that does not provide us with its correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

Taxation of tax-exempt stockholders. The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entity described in the next paragraph and has not held its common stock or preferred stock as “debt financed property” within the meaning of the Code, and the common stock are not otherwise used in a trade or business, the dividend income from the common stock or preferred stock will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of common stock or preferred stock will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the common stock or preferred stock as “debt financed property” within the meaning of the Code or has used the common stock in a trade or business.

Income from an investment in our common stock or preferred stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from Federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its holding of our common stock or preferred stock. Prospective investors of the types described in the preceding sentence should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust which:

•	is described in Section 401(a) of the Code;

•	is tax-exempt under Section 501(a) of the Code; and

•	holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds that are described in Section 401(a) of the Code are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•

it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

•

either (a) at least one qualified trust holds more than 25% by value of the interests in the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% by value of the interests in the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income, to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. We do not expect to be classified as a pension-held REIT.

The rules described above under the heading “U.S. stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Non-U.S. Stockholders

The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts who own common stock or preferred stock that are not subject to United States Federal income tax on a net income basis, which we call “non-U.S. stockholders,” are complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in the common stock or preferred stock, including any reporting requirements.

Ordinary dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by us of U.S. real property interests, as discussed below, and other than distributions designated by us as capital gain dividends, will be treated as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders, unless an applicable tax treaty reduces that tax. However, if income from the investment in the common stock or preferred stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, tax at graduated rates will generally apply to the non-U.S. stockholder in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a foreign corporation. We expect to withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with us or the appropriate withholding agent or (b) the non-U.S. stockholder files an IRS Form W-8 ECI or a successor form with us or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, and in either case other applicable requirements are met.

Distributions to a non-U.S. stockholder that are designated by us at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to the disposition by us of a U.S. real property interest generally will not be subject to U.S. Federal income taxation, except as described below.

Return of capital. Distributions in excess of our current and accumulated earnings and profits, which are not treated as attributable to the gain from our disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that they do not exceed the adjusted basis of the non-U.S. stockholder’s common stock or preferred stock. Distributions of this kind will instead reduce the adjusted basis of the common stock or preferred stock. To the extent that distributions of this kind exceed the adjusted basis of a non-U.S. stockholder’s common stock or preferred stock, they will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of its common stock or preferred stock, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital gain dividends. Distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests that are paid with respect to any class of stock which is “regularly traded” on an established securities market located in the United States and held by a non-U.S. holder who does not own more than 5% of such class of stock at any time during the taxable year will be treated as a normal distribution by us, and such distributions will be taxed as described above in “—Ordinary Dividends.”

Distributions which are not described in the preceding paragraph that are attributable to gain from sales or exchanges by us of U.S. real property interests for any year in which we qualify as a REIT, will be taxed to a non-U.S. stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gain were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of individuals. We are also required by applicable Treasury regulations under this statute to withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, we must effect the 35% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

Sales of common stock or preferred stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of our common stock, or preferred stock, generally will not be taxed under the FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of whose stock is and was held directly or indirectly by foreign persons at all times during a specified testing period. We believe that we are and will continue to be a domestically controlled REIT, and, therefore, that taxation under FIRPTA generally will not apply to the sale of our common stock, or preferred stock. However, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if investment in the common stock, or preferred stock, is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which the FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains and capital gain dividends.

If we were not a domestically controlled REIT, tax under the FIRPTA would apply to a non-U.S. stockholder’s sale of common stock, or preferred stock, only if the selling non-U.S. stockholder owned more than 5% of the class of common stock, or preferred stock, sold at any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned the common stock, or preferred stock, sold or the five-year period ending on the date when the stockholder disposed of the common stock, or preferred stock. If tax under FIRPTA applies to the gain on the sale of common stock, or preferred stock, the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Backup withholding and information reporting. If you are a non-U.S. stockholder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments; and

•	the payment of the proceeds from the sale of common stock or preferred stock effected at a U.S. office of a broker,

•	as long as the income associated with these payments is otherwise exempt from U.S. Federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	a valid IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of common stock or preferred stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of common stock or preferred stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address; or

•

the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of common stock or preferred stock will be subject to information reporting if it is effected at a foreign office of a broker that is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•

such foreign partnership is engaged in the conduct of a U.S. trade or business, unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Service.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock or preferred stock.

LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE

Unless otherwise mentioned in the prospectus supplement, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise mentioned in the prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as mentioned below or in the applicable prospectus supplement. Unless definitive securities are issued under the limited circumstances described below,

•	all references in this prospectus or any prospectus supplement to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

•	all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC’s participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar or transfer agent as registered holders of the securities entitled to the benefits of our charter and/or the applicable deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant deposit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.

Unless otherwise mentioned in the applicable prospectus supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

•

We execute and deliver to the relevant registrar, transfer agent, trustee and/or depositary an order complying with the requirements of our charter and bylaws or the relevant deposit agreement that this global security shall be so exchangeable; or

•	There has occurred and is continuing a default in the payment of any amount due in respect of the securities.

In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.

DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities.

Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.

None of Sunstone Hotel Investors, Inc., any registrar and transfer agent or any depositary, or any of their agents, will have any responsibility for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by Venable LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated and/or combined financial statements of the Company appearing in its Annual Report (Form 10-K) for the year ended December 31, 2004 (including schedules appearing therein) and the financial statements of Century Plaza Hotel for the period ended September 30, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements as of December 31, 2004 and January 2, 2004 and for the fifty-two week periods ended December 31, 2004 and January 2, 2004 and for the fifty-three week period ended January 3, 2003, referred to as the CTF Acquisition Hotels, incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

The financial statements as of November 30, 2002, December 31, 2001 and for the 11-month period ended November 30, 2002 and the year ended December 31, 2001 of the 13 hotels we acquired in December 2002, referred to as the Wyndham Acquisition Hotels, incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

With respect to the Renaissance Washington D.C. Hotel, the financial statements of Techworld Hotel Associates, LLC as of December 31, 2004 and 2003, and for each of the years in the two-year period ended December 31, 2004, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent accountants, and upon the authority of said firm as experts in accounting and auditing.

7,246,375 SHARES

Sunstone Hotel Investors, Inc.

Common Stock

Prospectus Supplement

January 11, 2008